Exhibit 3.9

CERTIFICATE OF INCORPORATION

OF

CK Holding Corporation

1. The name of the corporation is:

CK Holding Corporation

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is:

To act as a holding corporation.

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) and the par value of each of such shares is One Dollar ($1.00) amounting in the aggregate to One Thousand Dollars ($1,000.00).

5. The board of directors is authorized to make, alter or repeal the by-laws of the corporation. Election of directors need not be by written ballot.

6. The name and mailing address of the incorporator is:

D. M. Dembkowski Corporation Trust Center 1209 Orange Street Wilmington, Delaware 19801

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 29th day of November, 1994.

STATE of DELAWARE

CERTIFICATE of AMENDMENT of

CERTIFICATE of INCORPORATION

•	First: That at a meeting of the Board of Directors of CK Holding Corporation resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

Resolved, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “ONE” so that, as amended, said Article shall be and read as follows:

“ The Name of the Corporation is: Crompton Holding Corporation

”

•	Second: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

•	Third: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

•	Fourth: That the capital of said corporation shall not be reduced under or by reason of said amendment.

BY:
(Authorized Officer)

NAME:	Arthur C. Fullerton
(Type or Print)

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE

AND OF REGISTERED AGENT

It is hereby certified that:

1. The name of the corporation (hereinafter called the “corporation”) is

CROMPTON HOLDING CORPORATION

2. The registered office of the corporation within the State of Delaware is hereby changed to 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle.

3. The registered agent of the corporation within the State of Delaware is hereby changed to Corporation Service Company, the business office of which is identical with the registered office of the corporation as hereby changed.

4. The corporation has authorized the changes herein set forth by resolution of its Board of Directors.

Signed on December 3rd, 2001

Arthur C. Fullerton, Vice President and Secretary

DE BC D-:COA CERTIFICATE OF CHANGE 09/00 (#163)